UNLOCKING VALUE AT STRATEGIC

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Change at Strategic

Strategic Hotels & Resorts, Inc. (NYSE: BEE) has persistently traded at a large discount to Net Asset Value (NAV). We believe that Strategic Hotels' underperformance is directly linked to its poor corporate governance practices and the lack of a coherent strategy to maximize shareholder value. More than any single idea, Strategic Hotels and its Board need a cultural change that only comes with the election of new and independent directors.

November 20, 2013 Investor Presentation

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Nominees

The nominees Orange Capital has put forward possess diverse yet essential expertise to help the Company enhance shareholder value. Each of the nominees has unique ideas for helping the Company and have pledged to work constructively with management and the Board.



Dave Johnson



Daniel Lewis



John D. Lyons



Mark Woodworth

Strategic's Underperformance

Strategic Hotels trades at a large discount to Net Asset Value. Despite the discount, Strategic has failed to publicly articulate a coherent strategy to close the share price discount to NAV.

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Strategic's Poor Corporate Governance

In addition to Strategic's financial underperformance we have significant concerns about the corporate governance standards of the Company. We believe on nearly every key issue the Board has failed to adequately respond to shareholder concerns about corporate governance.

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Orange Capital's Recommendations

We believe that with the execution of just a few fundamental steps the Company could create tremendous value for shareholders.

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Disclaimer

THIS SITE INCLUDES NEWS AND INFORMATION, COMMENTARY, AND OTHER CONTENT RELATING TO STRATEGIC HOTELS & RESORTS, INC. (THE "COMPANY"), INCLUDING BY PERSONS OR ENTITIES THAT ARE NOT AFFILIATED WITH ORANGE CAPITAL, LLC, ORANGE CAPITAL MASTER I, LTD. AND DANIEL LEWIS (COLLECTIVELY, "ORANGE CAPITAL") OR DAVID B. JOHNSON, JOHN D. LYONS, R. MARK WOODWORTH AND RUSSELL HOFFMAN (TOGETHER WITH ORANGE CAPITAL, THE "PARTICIPANTS") ("THIRD PARTY CONTENT"). THE AUTHOR AND SOURCE OF ALL THIRD PARTY CONTENT AND DATE OF PUBLICATION IS CLEARLY AND PROMINENTLY IDENTIFIED. THIRD PARTY CONTENT IS AVAILABLE THROUGH FRAMED AREAS, THROUGH LINKS TO THIRD PARTY WEBSITES, OR IS SIMPLY PUBLISHED ON THE SITE. ORANGE CAPITAL AND ITS AFFILIATES HAVE NOT BEEN INVOLVED IN THE PREPARATION, ADOPTION OR EDITING OF THIRD PARTY CONTENT AND DO NOT EXPLICITLY OR IMPLICITLY ENDORSE OR APPROVE SUCH CONTENT. THE PURPOSE OF MAKING THE THIRD PARTY CONTENT AVAILABLE IS TO PROVIDE RELEVANT INFORMATION TO STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE COMPANY'S STOCKHOLDERS FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION").

THE PARTICIPANTS INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STRATEGIC HOTELS & RESORTS, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, ORANGE CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 4 TO SCHEDULE 14A FILED BY ORANGE CAPITAL WITH THE SEC ON NOVEMBER 20, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," "seeks," "could" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Orange Capital's forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

Strategic's Underperformance

Strategic Hotels Has Significantly Underperformed Its Peers

Historical Total Shareholder Return (11/2/2007 through 11/2/2012) – Monthly Chart


20%
0%
-20%
-40%
-60%
-80%
-100%
+16.4%
+5.8%
-30.2%
-70.2%
Nov-07
Feb-08
May-08
Aug-08
Nov-08
Feb-09
May-09
Aug-09
Nov-09
Feb-10
May-10
Aug-10
Nov-10
Feb-11
May-11
Aug-11
Nov-11
Feb-12
May-12
Aug-12
Nov-12
- Strategic Hotels
- Selected Peer Group
- MSCI U.S. REIT Index
- Russell 3000 Index

Recent Price Performance

We believe Strategic's recently "improved" share price performance has been significantly enhanced by Orange Capital's public involvement and rumors of sale process

Historical Total Shareholder Return (10/1/2012 through 11/18/2013)


80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
5/20/13: Strategic announces intent to terminate poison pill after Orange Capital's demands to remove it
6/17/13: Orange Capital announced it had retained Houlihan Lokey to gauge buyer interest in the Company
11/2/12: Mr. Geller resigns as CEO; sale rumors drive up stock price
2/19/13: Orange Capital issued first public letter
6/12/13: Reuters and Bloomberg reported Strategic was exploring sale of the Company
7/16/13: Orange Capital issued letter indicating material flaws in rumored "sale" process
+46.8%
+28.8%
+26.3%
+8.3%
Oct-12
Nov-12
Dec-12
Jan-13
Feb-13
Mar-13
Apr-13
May-13
Jun-13
Jul-13
Aug-13
Sep-13
Oct-13
Nov-13
- Strategic Hotels
- Selected Peer Group
- MSCI U.S. REIT Index
- Russell 3000 Index

Jeffrey Donnelly, Wells Fargo: "[I]s your sense that there is unusually wide discount in this portfolio versus your peers or do you think it's more in line?"

Rip Gellein, Chairman & CEO: "I don't think I want to comment on our peers at the moment."

-Special Call, November 2, 2012

"No time horizon or specific steps were set to assess progress towards maximizing value..."

– Wells Fargo Securities (November 16, 2012)

Ian Weissman, ISI Group: "[Y]ou said the stock trades at a significant discount to NAV; do you care to share your thoughts on Net Asset Value at this point?"

Rip Gellein, Chairman & CEO: "No, thank you."

Q3 2012 Earnings Call, November 8, 2012

"[Strategic] provided few details [at the NAREIT Conference] on asset sales or on changes in corporate strategy now that CEO Rip Gellein assumed the top job a year ago."

- ISI Group (November 17, 2013)

Strategic Hotels Trades at a High Discount to NAV

Peer Group NAV Premium / Discount[1]

Company	Ticker	11/18/2013 Share Price	Consensus NAV[2]	Premium / Discount
Diamondrock Hospitality Co.	DRH	$11.60	$10.85	6.9%
LaSalle Hotel Properties	LHO	$31.89	29.19	9.2%
Pebblebrook Hotel Trust	PEB	$30.11	27.25	10.5%
Sunstone Hotel Investors Inc.	SHO	$13.33	12.79	4.2%
		Peer Group Mean		7.7%
		Peer Group Median		8.1%
		SNL US REIT Index		-2.6%
		SNL US REIT Hotel Index		2.0%

Company	Ticker	11/18/2013 Share Price	Estimated NAV(2)	Premium / Discount
Strategic Hotels & Resorts, Inc.	BEE	$8.66	$12.90	-32.9%

(1) *Source: PKF Consulting analysis as of April, 2013*
(2) *Source: SNL Consensus NAV estimates as of November 18, 2013*

Note: The selected peer group consists of Diamondrock Hospitality Co. (DRH), LaSalle Hotel Properties (LHO), Pebblebrook Hotel Trust (PEB), and Sunstone Hotel Investors Inc. (SHO). These peers were selected as they represent the most comparable lodging REIT peers for Strategic Hotels based on: equity market capitalization, total market capitalization, property type, and market exposure. We believe these selected peers are the best public companies with which to draw comparison to Strategic.

Strategic's History of Poor Corporate Governance

In addition to financial underperformance, we have significant concerns about the governance of Strategic Hotels. We believe on nearly every key issue, the Board has failed to appropriately respond to shareholder concerns.

- ✗ Problematic compensation practices
- ✗ Consistently low average director support
- ✗ Failure to consider outside candidates in CEO search
- ✗ No separation of Chairman and CEO
- ✗ A long record of ISS and Glass Lewis concerns
- ✗ Structural defenses that we believe serve to unnecessarily entrench the Board and management


Advisory Vote to Ratify Named Executive Officers' Compensation(1)
68.1%
92.1%
91.2%
91.7%
2012
Industry Average

"We hope Mr. Gellein seeks compensation substantially below Mr. Geller's and is disproportionately compensated through value creation." - Wells Fargo Securities (11/5/2013)

"ISS has identified a pay-for-performance disconnect in each of the past three years, and a substantial portion of investors (more than 30 percent of shares voted) have opposed each of the company's say-on-pay resolutions."

- ISS 2013 Strategic Hotels Proxy Report

"The Company has been **deficient in linking pay to corporate performance,** as indicated by the "F" grade received by the Company in Glass Lewis' pay-for-performance model."

- Glass Lewis 2013 Strategic Hotels Proxy Report

"We believe **the Company has done a disservice to shareholders** by agreeing to grant substantial performance-insensitive bonuses."

- Glass Lewis 2012 Strategic Hotels Proxy Report

"In light of the company's severely lagging three and five year returns and poor financials, such payouts appear to be excessive and are not rigorously performance-based. The company has increased its market capitalization through stock issuance and has diluted existing shareholders' interests.

- ISS 2011 Strategic Hotels Proxy Report

Orange Capital's Recommendations

More than any one idea, Strategic Hotels and its Board need a cultural change that only comes with the election of new independent directors.

Explore strategic alternatives ☑

"Exploring strategic alternatives is one of the best exercises a company can undertake. The process- if nothing else – provides a candid assessment of the current value of the business with insights on how best to create additional value." – John Lyons, Nominee

Set strategy for realizing NAV ☑

"Strategic Hotels has some iconic and valuable assets yet the Company trades at a large discount. I attribute this discount largely to Management's lack of communicated strategy. Shareholders are not attracted to companies that stand still. Shareholders want a company that has articulated a clear strategy and demonstrates a relentless commitment to executing that strategy." – Dave Johnson, Nominee

"A REIT is an asset management vehicle. Just like any asset manager, optimizing Funds From Operations and constructing a coherent / synergistic portfolio is crucial to provide returns to investors." – Mark Woodworth, Nominee

Reform the Company's governance ☑

"When I look at Strategic Hotels as an outside shareholder I have numerous questions. What is the plan for closing the discount to NAV? How could this board be comfortable with its corporate governance? What kind of strategic review has been undertaken? How thorough was it? As a member of the board of Strategic Hotels, I would demand that the Company do a better job of performing for and communicating with shareholders." – Daniel Lewis, Nominee

Nominees



Dave Johnson

President & CEO of Aimbridge Hospitality

Setting a Focused Strategy

VIEW NOMINEE



Daniel Lewis

Managing Partner of Orange Capital, LLC

Establishing Shareholder Accountability

VIEW NOMINEE



John D. Lyons

Founder and Managing Principal at Granite Realty Advisors

Exploring Strategic Alternatives

VIEW NOMINEE



Mark Woodworth

President of PKF Hospitality Research, LLC

Portfolio Construction

VIEW NOMINEE



Dave Johnson

President & CEO of Aimbridge Hospitality

Former Director of Ryman Hospitality Properties
Former President of Wyndham Hotels, overseeing approximately 15,000 employees

Comments on Setting a Focused Strategy:

"Corporate strategy drives the day-to-day behaviors of employees. Are they part of a company that is 'going places' or are they part of a company that 'just is?'"

Thoughts on Strategic Hotels:

"Strategic Hotels has some iconic and valuable assets yet the Company trades at a large discount. I attribute this discount largely to Management's lack of communicated strategy. Shareholders are not attracted to companies that stand still. Shareholders want a company that has articulated a clear strategy and demonstrates a relentless commitment to executing that strategy."



Daniel Lewis

Managing Partner of Orange Capital, LLC (2005 - Present)

Former Director of Citigroup Global Special Situations

Comments on Establishing Shareholder Accountability:

"When independent shareholders join a board, the entire culture inside the boardroom changes. Rather than speculating about what shareholders think – or what questions they may have – the board is able to receive instant feedback. Having an independent shareholder on the board also gives a board additional credibility with institutional investors."

Thoughts on Strategic Hotels:

"When I look at Strategic Hotels as an outside shareholder I have numerous questions. What is the plan for closing the discount to NAV? How could this board be comfortable with its corporate governance? What kind of strategic review has been undertaken? How thorough was it? As a member of the board of Strategic Hotels, I would demand that the Company do a better job of performing for and communicating with shareholders."



John D. Lyons

Founder and Managing Principal at Granite Realty Advisors (2013 - Present)

Former President and CEO of Savills LLC (2007 – 2012)
Former Founder and CEO of Granite Partners LLC (1996 – 2007) – Acquired by Savills, plc in 2007
Former Principal and Managing Director at Eastdil Realty (1985 – 1996)
Over 25 years of experience in real estate investment banking

Comments on Exploring Strategic Alternatives:

"Exploring strategic alternatives is one of the best exercises a company can undertake. The process-if nothing else – provides a candid assessment of the current value of the business with insights on how best to create additional value."

Thoughts on Strategic Hotels:

"It appears that Strategic Hotels did not undertake a meaningful process to assess the value of the Company and the interest of potential suitors. Seemingly few parties were approached in the process and limited insight was gained. I see no reason why the Company should not run a full and inviting process. As a member of the Board, I would want to be closely involved in this process to make sure that it is both robust and objective."



Mark Woodworth

President of PKF Hospitality Research, LLC, a leading hospitality market research firm

Former Partner and Chairman of Hospitality Industry Consulting Services practice at Coopers & Lybrand
Over 30 years of experience in the hospitality industry both in consulting and hands on operational capacities

Comments on Portfolio Construction:

"A REIT is an asset management vehicle. Just like any asset manager, optimizing Funds From Operations and constructing a coherent / synergistic portfolio is crucial to provide returns to investors."

Thoughts on Strategic Hotels:

"Strategic Hotels essentially has two types of properties in its portfolio: Iconic Resorts and Urban Luxury Hotels, the majority of which are difficult to replace assets. This sector of the lodging industry has fully recovered, and prospects for above-average growth in the years ahead remain strong. The portfolio mix must be positioned to exploit this 'sweet spot' in the cycle."

Shareholder Documents

Investor Presentations:

November 20, 2013: Orange Capital's Independent Perspectives on Strategic Hotels & Resorts

Press Releases:

November 20, 2013

UNLOCKING VALUE AT STRATEGIC

HOME NOMINEES SHAREHOLDER DOCUMENTS CONTACT

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Shareholders:

Okapi Partners LLC
Bruce H. Goldfarb/Patrick J. McHugh/Lydia Mulyk
(855)305-0856
info@okapipartners.com